Exhibit 99

VOXWARE REPORTS FISCAL 2004 RESULTS,

ANNOUNCES COMPLETION OF ORGANIZATIONAL RESTRUCTURING,

AND SETS DATE FOR ANNUAL SHAREHOLDER MEETING

Record Revenues Continue to Pace Growth

PRINCETON, NJ — October 14, 2004 – Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, reported audited financial results for the fiscal year ending June 30, 2004.

Total revenue for the year ended June 30, 2004 was $11,650,000 compared to revenue of $8,392,000 in the prior year period, a 39% increase. The Company had a net loss applicable to common stockholders for the year ended June 30, 2004 of $10,326,000, compared to $7,644,000 in the prior year period.

“Fiscal 2004 was a significant, milestone year for Voxware,” stated Tom Drury, Voxware’s CEO. “We increased revenue 39% primarily as a result of significant new business with large customers. More importantly, our new management team successfully completed the company’s organizational restructuring including the closure of our under performing Belgium office. It is important to note in this context that our reported losses include significant non-recurring restructuring charges resulting from the closure of the Belgium operation, as well as non-cash expenses including the amortization of deferred employee compensation. These non-recurring and non-cash expenses account for approximately $4.25 million of the company’s reported 2004 net loss. On a going forward operational basis, we believe the Company’s liquidity position is strong with cash plus receivables at June 30, 2004 totaling approximately $4.0M, and we continue to see strong marketplace demand for Voxware’s products. For 2005 we expect the majority of the Company’s revenue to come from existing customers. Voxware’s customer base continues to expand with existing customers starting to roll out multiple sites as they realize proven results. We believe that this, combined with the introduction during Fiscal 2004 of our next generation 410 and increasing economies of scale will yield improved gross margins in the coming periods.”

The Company also announced that it will hold its Annual Meeting of Stockholders at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, NJ on Monday, November 29, 2004, at 9:00 a.m., local time. Holders of the Company’s Series D Convertible Preferred Stock and Common Stock of record at the close of business on Thursday, October 14, 2004 are entitled to notice of and to vote at the Annual Meeting.

Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Stockholders must advise the Secretary of the Company of such proposals in writing within a reasonable time before the Company begins to print and mail its proxy materials to its stockholders. The Company anticipates mailing its proxy materials to its Stockholders on or about October 28, 2004.

About Voxware

Voxware’s corporate headquarters are in Princeton, New Jersey, with operating offices in Cambridge, Massachusetts and the United Kingdom. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com.

For Additional Information:

Steve Gerrard

Voxware, Inc.

609-514-4100 x4110

sgerrard@voxware.com

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.